                                                                     Exhibit 3.2


                          CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION


         National City Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST, that a meeting of the Directors of the Corporation was duly called and held on February 22, 1999, at which meeting of Directors a quorum was present, and at such meeting the Directors, acting pursuant to Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions setting forth a proposed Amendment to the first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation, declaring its advisability, and directing that such proposed Amendment be considered at the annual meeting of stockholders to be held on April 12, 1999.

         SECOND, that a meeting of the stockholders of the Corporation was duly called and held on April 12, 1999, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting of stockholders a quorum was present, and at such meeting the stockholders, acting pursuant to Section 242 of the General Corporation Law of the State of Delaware, duly adopted an Amendment to the first paragraph of the Article Fourth of the Restated Certificate of Incorporation, so that the first paragraph of Article Fourth of the Restated Certificate of Incorporation of the Corporation reads in its entirety as follows:

         "FOURTH: The Corporation is authorized to issue a total of one billion four hundred five million (1,405,000,000) shares of all classes of stock. Of such total number of authorized shares of stock, one billion four hundred million (1,400,000,000) shares are Common Stock, par value $4.00 per share, and five million (5,000,000) shares are Preferred Stock without par value."

         IN WITNESS WHEREOF, David A. Daberko, Chairman and Chief Executive Officer of the Corporation, acting for and on its behalf, have hereunto subscribed his name on April 13, 1999.

                                         National City Corporation

                                         By: /s/ David A. Daberko
                                            --------------------------------
                                            David A. Daberko, Chairman and
                                                Chief Executive Officer

STATE OF OHIO           )
                        )SS.
COUNTY OF CUYAHOGA      )


BEFORE ME, a Notary Public in and for said County and State, personally appeared David A. Daberko, in his capacity as Chairman and Chief Executive Officer of the above-named corporation, National City Corporation, who acknowledged that he did sign the foregoing for and on behalf of that corporation, by authority of its board of directors, that the same is the act and deed of that corporation and is the act and deed of himself personally and as such officer, and that the facts stated therein are true.

IN TESTIMONY WHEREOF, I set my hand and official seal, this 13th day of April, 1999.

                                    /s/ Carlton E. Langer
                                  ------------------------------------------
                                    Notary Public